UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2024

StandardAero, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42298	30-1138150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6710 North Scottsdale Road, Suite 250

Scottsdale, Arizona 85253

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (480) 377-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	SARO	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Stockholders Agreement

As contemplated in the Registration Statement on Form S-1 (File No. 333-281992) (as amended, the “Registration Statement”) of StandardAero, Inc. (the “Company”) relating to the initial public offering (the “Offering”) of an aggregate of 69,000,000 shares of the Company’s common stock, $0.01 par value per share, (the “Common Stock”) on October 1, 2024, the Company entered into a stockholders agreement (the “Stockholders Agreement”), by and among the Company and certain of its stockholders, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The terms of the Stockholders Agreement are substantially the same as the terms set forth in the form of such agreement filed as an exhibit to the Registration Statement and as described therein, which description is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 1, 2024, the Company filed its amended and restated certificate of incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware and its amended and restated bylaws (the “Bylaws”) became effective as of the filing of the Certificate of Incorporation with the Secretary of State of the State of Delaware. As described in the final prospectus, dated October 1, 2024 (the “Prospectus”), relating to the Registration Statement, filed with the Securities and Exchange Commission on October 2, 2024 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, the Company’s board of directors and stockholders previously approved the amendment and restatement of the Certificate of Incorporation and the Bylaws, to be effective following the effectiveness of the Registration Statement. A description of certain provisions of the Certificate of Incorporation and the Bylaws is set forth in the section titled “Description of Capital Stock” in the Prospectus, which description is incorporated herein by reference.

The foregoing description of the Certificate of Incorporation and the Bylaws is qualified in its entirety by reference to the Certificate of Incorporation filed as Exhibit 3.1 hereto and the Bylaws filed as Exhibit 3.2 hereto, each of which is incorporated herein by reference.

Item 8.01.	Other Events.

Completion of Initial Public Offering

On October 3, 2024, the Company completed the Offering of an aggregate of 69,000,000 shares of Common Stock at a price to the public of $24.00 per share, 53,250,000 of which shares were sold by the Company and 15,750,000 of which shares were sold by certain existing stockholders (the “Selling Stockholders”), which includes the exercise in full by the underwriters of their option to purchase from the Selling Stockholders an additional 9,000,000 shares of the Selling Stockholders’ Common Stock. The net proceeds to the Company from the Offering were approximately $1,201.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company did not receive any proceeds from the sale of shares of Common Stock in the Offering by the Selling Stockholders.

Redemption of Senior Notes and Partial Prepayment of the 2024 Term B-1 Loan Facility and the 2024 Term Loan B-2 Facility

The Company used the net proceeds from the Offering to:

(i) redeem all $475.5 million aggregate principal amount of the senior unsecured PIK toggle notes due 2027 (the “Senior Notes”) outstanding at a redemption price equal to 100% of the aggregate principal amount thereof, which were issued pursuant to that certain indenture dated as of April 4, 2019, by and among Dynasty Acquisition Co., Inc., the guarantors party thereto and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee, registrar and paying agent (the “Indenture”); and

(ii) partially prepay loans incurred under that certain credit agreement dated April 4, 2019, as amended and restated, entered into by and among Dynasty Acquisition Co., Inc., as the U.S. borrower, Standard Aero Limited Standaero Limitee (as successor in interest to 1199169 B.C. Unlimited Liability Company), as the Canadian borrower, Dynasty Intermediate Co., Inc., the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent and L/C issuer, as follows: $523.7 million aggregate principal amount of that certain senior secured dollar term loan B facility in an original aggregate principal amount of approximately $1,988.5 million (the “2024 Term B-1 Loan Facility”), and $201.9 million aggregate principal amount of that certain senior secured dollar term loan B facility in an original aggregate principal amount of approximately $766.7 million (the “2024 Term Loan B-2 Facility”).

As of October 3, 2024, (i) the Senior Notes were redeemed in full and the Indenture was satisfied and discharged; and (ii) after giving effect to the partial prepayment of the 2024 Term B-1 Loan Facility and the 2024 Term B-2 Loan Facility, the Company had approximately $1,464.8 million and $564.8 million of loans outstanding under the 2024 Term B-1 Loan Facility and the 2024 Term B-2 Loan Facility, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are being filed herewith:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of StandardAero, Inc.

3.2	Amended and Restated Bylaws of StandardAero, Inc.

10.1	Stockholders Agreement, dated October 1, 2024 among StandardAero, Inc. and certain of its stockholders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARDAERO, INC.

Date: October 3, 2024	By:	/s/ Daniel Satterfield
Daniel Satterfield
Chief Financial Officer